Exhibit 10.1

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (this “Amendment”) is dated for reference purposes as of the 16th day of April, 2013, between FSP-RIC, LLC (“Landlord”), and ZILLOW, INC., a Washington corporation (“Tenant”). Landlord is authorized to insert the date of its signature in the date blank above.

RECITALS

A. Landlord, as successor to The Northwestern Mutual Life Insurance Company, and Tenant are parties to that certain Office Lease dated March 22, 2011, as amended by that certain Amendment to Office Lease dated June 27, 2012 (the “First Amendment”) (collectively with this Amendment, the “Lease”) pursuant to which Tenant leased certain space from Landlord in the building located at 1301 Second Avenue in Seattle, Washington. Pursuant to the First Amendment, the 32nd floor was added to the Initial Premises effective as of October 26, 2012.

B. Tenant and Landlord have agreed to add floors 33 and 34 to the Premises on the terms and conditions set forth herein. The floor plans for Floors 33 and 34 are attached hereto as Exhibit B and shall be added to and become part of Exhibit B to the Lease.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties agree as follows:

1. Expanded Premises. From and after delivery of possession of each of Floors 33 and 34, that floor shall be considered part of the Premises through the balance of the Term, including any extension or renewal of the Term. Landlord shall deliver possession of Floors 33 and 34 to Tenant on or before the dates set forth below provided that the present tenant of Floors 33 and 34 has surrendered possession of each floor by the applicable date. Landlord shall deliver possession of each of Floors 33 and 34 to Tenant in its current “as is” condition (provided that each of Floors 33 and 34 shall be in no worse condition than as of March 28, 2013, reasonable wear and tear excepted and a barrier will be constructed by Landlord, at Landlord’s expense, around the top of the stairwell connecting floors 34 and 35) and shall not be required to make or contribute any funds toward the cost of any improvements or alterations to such space except as expressly set forth in this Amendment. Except as otherwise provided in this Amendment, all of the terms and conditions of the Lease applicable to Floor 32 set forth in the First Amendment shall apply to Floors 33 and 34.

(a) Floor 33. The parties agree that Floor 33 contains 22,583 square feet of Rentable Area. Floor 33 shall be added to and shall become part of the Premises effective as of October 1, 2013, and Tenant shall begin paying Monthly Base Rent, Operating Expenses and Real Estate Taxes on Floor 33 on January 1, 2014 (the “Floor 33 Rent Start Date”).

(b) Floor 34. The parties agree that Floor 34 contains 22,583 square feet of Rentable Area. Floor 34 shall be added to and become part of the Premises effective as of September 1, 2014, and Tenant shall begin paying Monthly Base Rent, Operating Expenses and Real Estate Taxes on Floor 34 on December 1, 2014 (the “Floor 34 Rent Start Date”).

(c) Operating Costs and Taxes. Tenant’s Proportionate Share shall be equal to the Rentable Area of the Premises divided by the rentable square footage of the Office Unit. On the Floor 33 Rent Start Date, Tenant’s Proportionate Share shall be increased to Twelve and 59/100 percent (12.59%) of the Project. On the Floor 34 Rent Start Date, Tenant’s Proportionate Share shall be increased to Fifteen and 18/100 percent (15.18%) of the Project.

(d) Parking Allocation. Effective upon execution of this Amendment, Tenant shall be entitled to purchase the right to use one (1) additional reserved Parking Space at the rate set forth in Section 27 of the Lease for reserved spaces. On the Floor 33 Rent Start Date, Tenant’s parking allocation under Section 1.1(t) and Section 27 of the Lease shall be increased by Fourteen (14) unreserved stalls. On the Floor 34 Rent Start Date, Tenant’s parking allocation under Section 1.1(t) and Section 27 of the Lease shall be increased by an additional Fourteen (14) unreserved stalls.

2. Monthly Base Rent on Floors 33 and 34. In addition to all other sums of Monthly Base Rent due under the Lease, commencing on the Floor 33 Rent Start Date (for Floor 33) and on the Floor 34 Rent Start Date (for Floor 34), Tenant shall pay Monthly Base Rent on Floor 33 and Floor 34 in accordance with the terms and conditions of Section 4.2 of the Lease. The amount of each payment of Monthly Base Rent for Floors 33 and 34 shall be as set forth below for the applicable time periods:

Period	Annual Base Rent per Square Foot of Rentable Area	Monthly Base Rent
January 1, 2014 to November 30, 2014	$37.00	$69,630.92
December 1, 2014 to November 30, 2015	$38.00	$143,025.67
December 1, 2015 to November 30, 2016	$39.00	$146,789.50
December 1, 2016 to November 30, 2017	$40.00	$150,553.33
December 1, 2017 to November 30, 2018	$41.00	$154,317.17
December 1, 2018 to November 30, 2019	$42.00	$158,081.00
December 1, 2019 to November 30, 2020	$43.00	$161,844.83
December 1, 2020 to November 30, 2021	$44.00	$165,608.67
December 1, 2021 to November 30, 2022	$45.00	$169,372.50

3. Elevator Identification. Provided that the conditions set forth below are satisfied, Landlord will install a label identifying Tenant in each elevator cab within the button for the floor on which Tenant’s main reception is located. The design of the labels shall be mutually agreed upon by Tenant and Landlord. Tenant shall provide a sufficient supply of the labels to Landlord for initial installation and replacement if replacement becomes necessary. Landlord shall not be required to install such labels unless the label can be installed and removed without irreparable damage. The elevator button labels will be installed in each elevator cab serving Tenant’s main reception floor. If Tenant changes the floor on which its main reception is located, the elevator button labels will be relocated and Tenant will pay all costs of relocating the labels or installing new labels if the labels cannot be reused. If the labels become worn, Landlord will replace the worn labels at Tenant’s cost. Landlord may deduct the cost of installing the elevator button labels from the Cash Allowance or may bill the cost to Tenant in which case Tenant shall pay the cost with the next installment of Base Monthly Rent falling due. This right shall apply only so long as Tenant and/or any affiliate of Tenant is in occupancy of eighty percent (80%) of the rentable square footage of the Premises. Upon termination of this Lease or failure to meet the occupancy requirement, the elevator button labels will be removed and Tenant will pay all costs of removal.

4. Early Termination. Article 31 of the Lease shall not apply to Floors 33 or 34 of the Premises and if Tenant exercises the early termination right, the Lease shall remain in full force and effect as it relates to Floors 33 and 34.

5. Right of First Offer. Article 32 of the Lease is deleted in its entirety and replaced with the following:

32.1 Right of First Offer. So long as Tenant has not exercised the early termination right under Article 31 of this Lease, Tenant shall have an ongoing right of first offer to lease floor 28, floor 35 and each of floors 36 through 42 of the Building if such floor becomes contiguous to the Premises (the “ROFO Space”) on the terms and conditions set forth herein (the “ROFO”) during the Term of this Lease, including each validly exercised Renewal Term, provided (a) Tenant, or an agent of Tenant, has notified Landlord in writing within the prior twelve (12) months of Tenant’s interest in additional space, (b) no Event of Default, as defined in Article 25.1 of this Lease, then exists, (c) no Chronic Default, as defined in Article 25.1 of this Lease, has occurred, (d) at the time Tenant exercises the ROFO, Tenant and/or any affiliate of Tenant is in occupancy of eighty percent (80%) of the rentable square footage of the Premises, and (e) no other tenant in the Building has a right to lease the ROFO Space. The ROFO shall apply to each floor of the ROFO Space or any combination of floors as specified by Landlord in the ROFO Notice (as defined below). Tenant’s ROFO shall not apply to any sublease or assignment and nothing herein shall restrict Landlord’s right to approve or consent to any assignment or sublease.

32.2 ROFO Notice. When Landlord is prepared to offer for direct lease or enter into a direct lease for all or any portion of the ROFO Space with a party other than Tenant or the occupant of the space, Landlord shall deliver written notice to Tenant (the “ROFO Notice”). The ROFO Notice shall include the following information: (a) a description of the ROFO Space then available (the “Available Space”) and the number of rentable square feet in the Available Space, (b) the anticipated date upon which possession of the Available Space can be delivered to Tenant, and (c) the material business terms, which shall be the terms on which Landlord is willing to offer the Available Space to a party other than Tenant.

32.3 ROFO Election. Tenant shall have ten (10) Business Days following Tenant’s receipt of the ROFO Notice to deliver to Landlord written notice (the “ROFO Election”) of Tenant’s desire to lease all of the Available Space on the terms set forth in the ROFO Notice. Time is of the essence of this provision and late notice shall not be effective.

32.4 ROFO Exercised. If Tenant timely delivers a ROFO Election, then, on the date on which Landlord delivers vacant possession of the Available Space to Tenant, the Available Space shall become, and be deemed to comprise, part of the Premises and Tenant’s Proportionate Share shall be increased so that the numerator includes the number of rentable square feet in the Available Space. If Tenant exercises the ROFO, Landlord shall lease the Available Space to Tenant and Tenant shall lease the Available Space from Landlord for the remainder of the Term and each validly exercised Renewal Term on all of the terms and conditions of this Lease except as provided in the ROFO Notice accepted by Tenant or in this Article 32. Upon Landlord’s request, Landlord and Tenant shall enter into an amendment to this Lease to document the terms applicable to the Available Space.

32.5 Additional Terms. The ROFO is personal to the originally named Tenant and any assignee who takes an assignment of all of Tenant’s rights under this Lease pursuant to Section 10.5 of the Lease and the ROFO may not be exercised by or for any other party. If this Lease is terminated for any reason in whole or in part (including any exercise of the early termination right under Article 31 of the Lease), the ROFO shall terminate at the same time. Until September 30, 2013, Tenant’s ROFO with respect to Floor 40 is subject and subordinate to the rights of Russell Investments in effect as of the date of this Lease. Landlord may elect to provide a ROFO Notice to Tenant at the same time it provides notice to Russell Investments and if Russell Investments elects to lease Floor 40, the ROFO Notice shall be void.

6. Letter of Credit. Within two (2) Business Days after execution of this Amendment, Tenant shall provide an amendment to the existing Letter of Credit increasing the value of the Letter of Credit by Three Hundred Thirty-eight Thousand Seven Hundred Forty-five and 00/100 Dollars ($338,745.00). Paragraph 10 of Exhibit K to the Lease (as amended in the First Amendment) is amended to replace the number “$914,408.33” with the number “$1,253,153.33” in each place it appears.

7. Work Letter. Tenant shall complete all of its improvements to Floors 33 and 34 in accordance with the terms of Exhibit C to the First Amendment except that (i) all references therein to Floor 32 shall be deemed to refer to Floor 33 or Floor 34, as applicable, and (ii) with respect to Floors 33 and 34, Section 13(a) of Exhibit C shall be replaced with the following:

(a) Landlord shall provide a total of up to One Million Five Hundred Eighty Thousand Eight Hundred Ten and 00/100 Dollars ($1,580,810.00) [(Thirty-five Dollars ($35.00) per square foot of rentable area on Floors 33 and 34] (the “Cash Allowance”) toward payment for the design, permitting and construction of the Floor 33 and Floor 34 Work. Tenant may use the Cash Allowance and any remainder of the Cash Allowance payable for Floor 32 for improvements anywhere in the Premises and other purposes expressly permitted herein. In addition, Tenant may use up to Fifteen Dollars ($15.00) per square foot of Rentable Area on Floors 33 and 34 from the Cash Allowance and any remainder of the Cash Allowance payable for Floor 32 for the cost of furniture, fixtures and equipment installed in the Premises. Tenant must use the Cash Allowance by no later than June 30, 2015, and any sum not covered by a full and complete disbursement request submitted by such date shall no longer be payable to Tenant for any purpose. Except as provided herein, the Cash Allowance must be spent on items that, at Landlord’s option, shall remain the Premises on Lease termination and may not be applied to the cost of removable trade fixtures, cabling, equipment or furniture or moving costs.

8. Broker’s Commission. Tenant represents and warrants to Landlord that it has had no dealing with any broker or agent in connection with this Amendment other than Flinn Ferguson. Landlord shall pay a commission to its broker CBRE, Inc. and to Tenant’s broker identified above in accordance with a separate written agreement. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liabilities for any other commissions or other compensation or charges claimed by any broker or agent based on dealings with Tenant.

9. Defined Terms; Conflict. Capitalized terms used herein and not otherwise defined shall have the meanings given in the Lease. If there is any conflict between the terms, conditions and provisions of this Amendment and the terms and conditions of the Lease, the terms, conditions and provisions of this Amendment shall prevail.

10. No Further Amendment. This Amendment sets forth the entire agreement of the parties as to the subject matter hereof and supersedes all prior discussions and understandings between them. Except as expressly modified by this Amendment, all terms, covenants and provisions of the Lease shall remain unmodified and in full force and effect and are hereby expressly ratified and confirmed.

11. Confirmation. Tenant represents and warrants to Landlord that to the best of Tenant’s knowledge and belief, but without any duty to investigate: (a) no defenses or offsets exist to the enforcement of the Lease by Landlord and there are no unresolved or pending disputes or claims between Landlord and Tenant with respect to the Lease or the Premises; (b) Landlord is not in default in the performance of the Lease; and (c) Landlord has not committed any breach of the Lease, nor has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default or a breach by Landlord under the Lease. Landlord represents and warrants to Tenant that to the best of Landlord’s knowledge and belief, but without any duty to investigate: (a) no defenses or offsets exist to the enforcement of the Lease by Tenant and there are no unresolved or pending disputes or claims between Tenant and Landlord with respect to the Lease or the Premises; (b) Landlord is not in default in the performance of the Lease; and (c) Landlord has not committed any breach of the Lease, nor has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default or a breach by Landlord under the Lease.

12. UBTI. Landlord and Tenant agree that all Rent payable by Tenant to Landlord shall qualify as “rents from real property” within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord, in its sole and absolute discretion, determines that there is any risk that all or part of any Rent shall not qualify as “rents from real property” for the purposes of Sections 512(b)(3) or 856(d) of the Code and the Regulations promulgated thereunder, Tenant agrees (1) to cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all Rents as “rents from real property,” and (2) to permit an assignment of this Lease; provided, however, that any adjustments required pursuant to this Section shall be made so as to produce the equivalent Rent (in economic terms) payable prior to such adjustment.

13. Miscellaneous. This Amendment may not be amended or rescinded in any manner except by an instrument in writing signed by a duly authorized officer or representative of each party hereto. Each of the schedules or exhibits referred to herein (if any), is incorporated herein as if fully set forth in this Amendment. If any of the provisions of this Amendment be found to be invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be stricken and the remainder of this Amendment shall nonetheless remain in full force and effect unless striking such provision shall materially alter the intention of the parties. No waiver of any right under this Amendment shall be effective unless contained in a writing signed by a duly authorized officer or representative of the party sought to be charged with the waiver and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future right or of any other right arising under this Amendment. Tenant waives any right it may have to require the provisions of this Amendment to be construed against the party who drafted it.

14. Authority. Each person signing this Amendment on behalf of the respective parties represents and warrants that he or she is authorized to execute and deliver this Amendment, and that this Amendment will thereby become binding upon Landlord and Tenant, respectively.

15. Counterparts. This Amendment may be executed in counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:

FSP-RIC, LLC, a Delaware limited liability company

By:	Fifth Street Properties, LLC, a Delaware limited liability company, its sole member

	By:	CWP Capital Management LLC, a Delaware limited liability company, its manager

		By:	/s/ JOSEPH A. CORRENTE
		Name:	Joseph A. Corrente
		Title:	Senior Vice President

TENANT:

ZILLOW, INC., a Washington corporation

By:	/s/ SPENCER M. RASCOFF
Name:	Spencer M. Rascoff
Title:	Chief Executive Officer

EXHIBIT B

FLOOR PLANS

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Floor 33

EXHIBIT B

FLOOR PLANS

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Floor 34

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